Exhibit 23.1

Silberstein Ungar, PLLC

CPAs and Business Advisors
phone (248) 203-0080
fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
www.sucpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Stock Incentive Plan of 2011 and Employee Stock Discount Purchase Plan of Diversified Restaurant Holdings, Inc. of our report dated March 28, 2011 and updated April 11, 2011, with respect to the consolidated financial statements of Diversified Restaurant Holdings, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the fiscal year ended December 26, 2010, as amended, filed with the Securities and Exchange Commission.

/s/ Silberstein Ungar, PLLC

Bingham Farms, Michigan
June 24, 2011